Exhibit 99.3

GOVERNMENT PROPERTIES INCOME TRUST

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 reflects the financial position of Government Properties Income Trust, or we, us or our, as if our acquisition on July 9, 2014, of 21,500,000 common shares of beneficial interest, par value $.01 per share, of Select Income REIT, or SIR, described in the notes to the unaudited pro forma condensed consolidated financial statements, was completed as of March 31, 2014. The unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2014, and for the year ended December 31, 2013, present the results of our operations as if our acquisition of the SIR shares was completed on January 1, 2013. These unaudited pro forma condensed consolidated financial statements should be read in connection with our financial statements for the three months ended March 31, 2014, included in our Quarterly Report on Form 10-Q filed on April 30, 2014 with the Securities and Exchange Commission, or the SEC, our financial statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K filed on February 19, 2014 with the SEC, the material definitive agreements described in Item 1.01 to our Current Report on Form 8-K dated July 8, 2014, or the Original Report, and the copies of those agreements filed as exhibits to the Original Report, the other events described in Item 8.01 of the Original Report and the financial statements of SIR included in Item 9.01(a) of this Current Report on Form 8-K/A.

These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. Upon completion of the long term financing of our acquisition of the SIR shares, our financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect in all material respects the effect of the transaction described in the notes to these unaudited pro forma condensed consolidated financial statements have been included.

The amortization of the difference between our purchase price of the SIR shares and our proportionate share of SIR’s estimated shareholders’ equity determined in accordance with U.S. generally accepted accounting principles, or GAAP, at the date of our acquisition of the SIR shares, as described in the notes to these unaudited pro forma condensed consolidated financial statements and reflected in these unaudited pro forma condensed consolidated financial statements, is based upon a preliminary estimate of the average remaining useful lives of the properties owned by SIR as of the date of our acquisition of the SIR shares. Consequently, this estimate could change significantly from that used in these unaudited pro forma condensed consolidated financial statements.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the expected financial position or results of operations for any future period. Differences could result from numerous factors, including future changes in our or SIR’s portfolio of investments, changes in interest rates, changes in our or SIR’s capital structure, changes in our or SIR’s property level operating expenses, changes in our or SIR’s property level revenues, including rents expected to be received on currently existing leases or leases entered into during and after 2014, and for other reasons. Consequently, actual future results are likely to be different from amounts presented in these unaudited pro forma condensed consolidated financial statements and such differences could be significant.

Government Properties Income Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2014

(amounts in thousands)

		SIR Share
	Historical	Acquisition	Pro Forma
	(A)	(B)
ASSETS
Real estate properties:
Land	$246,649	$—	$246,649
Buildings and improvements	1,341,443	—	1,341,443
	1,588,092	—	1,588,092
Accumulated depreciation	(196,360)	—	(196,360)
	1,391,732	—	1,391,732

Investment in Select Income REIT	—	688,795	688,795
Assets of discontinued operations	23,570	—	23,570
Acquired real estate leases, net	139,330	—	139,330
Cash and cash equivalents	2,979	—	2,979
Restricted cash	2,344	—	2,344
Rents receivable, net	31,519	—	31,519
Deferred leasing costs, net	11,432	—	11,432
Deferred financing costs, net	3,556	1,556	5,112
Due from affiliates	—	—	—
Other assets, net	23,018	—	23,018
Total assets	$1,629,480	$690,351	$2,319,831

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$150,500	$190,351	$340,851
Unsecured term loans	350,000	500,000	850,000
Mortgage notes payable	104,615	—	104,615
Liabilities of discontinued operations	276	—	276
Accounts payable and accrued expenses	21,940	—	21,940
Due to related persons	2,420	—	2,420
Assumed real estate lease obligations, net	18,197	—	18,197
Shareholders’ equity	981,532	—	981,532
Total liabilities and shareholders’ equity	$1,629,480	$690,351	$2,319,831

See accompanying notes.

Government Properties Income Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Three Months Ended March 31, 2014

(in thousands, except per share amounts)

		Pro Forma
	Historical	Adjustments		Pro Forma
	(A)
Rental income	$59,820	$—		$59,820

Expenses:
Real estate taxes	6,812	—		6,812
Utility expenses	5,696	—		5,696
Other operating expenses	11,041	—		11,041
Depreciation and amortization	15,427	—		15,427
Acquisition related costs	509	—		509
General and administrative	3,097	—		3,097
Total expenses	42,582	—		42,582

Operating income	17,238	—		17,238
Interest and other income	50	—		50
Interest expense	(4,527)	(3,471	)(C)	(7,998)
Income from continuing operations before income tax expense and equity in earnings (losses) of an investee	12,761	(3,471)		9,291
Income tax expense	(22)	—		(22)
Equity in earnings (losses) of an investee	(97)	7,820	(D)	7,723
Income from continuing operations	$12,642	$4,350		$16,992

Weighted average common shares outstanding	54,725	—		54,725

Income from continuing operations per common share	$0.23			$0.31

See accompanying notes.

Government Properties Income Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

		Pro Forma
	Historical	Adjustments		Pro Forma
	(A)

Rental income	$226,910	$—		$226,910

Expenses:
Real estate taxes	25,710	—		25,710
Utility expenses	17,116	—		17,116
Other operating expenses	41,134	—		41,134
Depreciation and amortization	55,699	—		55,699
Acquisition related costs	2,439	—		2,439
General and administrative	12,710	—		12,710
Total expenses	154,808	—		154,808

Operating income	72,102	—		72,102
Interest and other income	37	—		37
Interest expense	(16,831)	(14,057	)(E)	(30,888)
Income from continuing operations before income tax expense and equity in earnings of an investee	55,308	(14,057)		41,251
Income tax expense	(133)	—		(133)
Equity in earnings of an investee	334	28,716	(F)	29,050
Income from continuing operations	$55,509	$14,659		$70,168

Weighted average common shares outstanding	54,680	—		54,680

Income from continuing operations per common share	$1.02			$1.28

See accompanying notes.

Government Properties Income Trust

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(dollars in thousands, except per share amounts)

Basis of Presentation

(A)                               We were organized as a Maryland real estate investment trust on February 17, 2009, and closed our initial public offering on June 8, 2009. As of March 31, 2014, we owned 69 properties (88 buildings) with a total of approximately 10.4 million rentable square feet. The historical unaudited pro forma condensed consolidated financial statements include our accounts and the accounts of our subsidiaries. All material intercompany transactions and balances have been eliminated.

Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(B)                               Represents the effect of our July 9, 2014 acquisition of 21,500,000 common shares of beneficial interest, $.01 par value, of SIR, or 35.9% of SIR’s outstanding common shares. We financed this acquisition with a new $500,000 unsecured term loan that matures on July 8, 2015, or the new term loan, and with $190,351 of borrowings under our existing $550,000 unsecured revolving credit facility. We incurred $526 in deferred financing fees related to the new term loan. We also incurred $1,030 in deferred financing fees in connection with amendments to the agreements governing our existing $550,000 unsecured revolving credit facility and our existing $350,000 unsecured term loan, which amendments modified certain covenants and associated defined terms in such agreements to accommodate our acquisition of the SIR shares and the new term loan, but did not increase the capacity or extend the term of that credit facility or term loan.

Unaudited Pro Forma Condensed Consolidated Statement of Income Adjustments for the Three Months Ended March 31, 2014

(C)                               Adjusts interest expense for a $3,471 increase in our interest expense due to pro forma acquisition borrowings of $500,000 under the new term loan at the interest rate on the date of entry into the new term loan agreement of 1.9%, pro forma acquisition borrowings of $190,351 under our existing $550,000 unsecured revolving credit facility at the weighted average interest rate for the three months ended March 31, 2014 of 1.7%, plus the amortization of related deferred financing fees of $287. A change in our variable rate debt of 0.125% would change pro forma interest expense by $219.

(D)                               Represents the effect on equity in earnings of investees of recognizing our proportionate share (35.9%) of SIR’s net income for the three months ended March 31, 2014 of $8,996, less estimated amortization expense of $1,176. Our acquisition cost of the SIR shares exceeded our proportionate share of SIR’s estimated shareholders’ equity as determined in accordance with GAAP at the date of our acquisition of the SIR shares. In these pro forma financial statements, we have amortized this difference to equity in earnings of investees over a 33 year period, which is our preliminary estimate of the average remaining useful lives of the buildings owned by SIR as of the date of our acquisition of the SIR shares. The estimated period used is preliminary and the actual period may change significantly from that used in these unaudited pro forma condensed consolidated financial statements, and such change could be significant.

Unaudited Pro Forma Condensed Consolidated Statement of Income Adjustments for the Year Ended December 31, 2014

(E)                                Adjusts interest expense for a $14,057 increase in our interest expense due to pro forma acquisition borrowings of $500,000 under the new term loan at the interest rate on the date of entry into the new term loan agreement of 1.9%, pro forma acquisition borrowings of $190,351 under our existing $550,000 unsecured revolving credit facility at the weighted average interest rate for the year ended December 31, 2013 of 1.7%, plus the amortization of related deferred financing fees of $1,144. A change in our variable rate debt of 0.125% would change pro forma interest expense by $875.

(F)                                 Represents the effect on equity in earnings of investees of recognizing our proportionate share (35.9%) of SIR’s net income for the year ended December 31, 2013 of $33,420, less estimated amortization expense of $4,704. Our acquisition cost of the SIR shares exceeded our proportionate share of SIR’s estimated shareholders’ equity as determined in accordance with GAAP at the date of our acquisition of the SIR shares. In these pro forma financial statements, we have amortized this difference to equity in earnings of investees over a 33 year period, which is our preliminary estimate of the average remaining useful lives of the buildings owned by SIR as of the date of our acquisition of the SIR shares. The estimated period used is preliminary and the actual period may change significantly from that used in these unaudited pro forma condensed consolidated financial statements, and such change could be significant.